Exhibit 10.1

EMPLOYMENT AGREEMENT

BETWEEN :

COTY SAS, a company having its registered office at 14 rue du Quatre Septembre, 75002 Paris, represented by Ms. Eloïse Verdé-Delisle, SVP Employment & Labor,
hereinafter referred to as the “Company”,

AND :

Ms. Soraya Zoueihed Benchikh residing at [ ]
hereinafter referred to as the “Executive”,

Hereinafter collectively referred to as the Parties.
IN THE PRESENCE OF:

COTY Inc., a company having its registered office at c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808, USA,
Represented by Ms. Kristin Blazewicz, Chief Legal Officer,
hereinafter referred to as the “Parent Company”.

PREAMBLE
The Parties have agreed to enter into this employment agreement (hereinafter referred to as the “Agreement”) in order to define the legal, tax, and financial conditions under which the Executive will perform her functions within the Company.
IT IS AGREED AS FOLLOWS
Article 1 – Functions
The Executive shall perform the functions of Group Chief Financial Officer (Group CFO) (hereinafter referred to as the “Functions”) pursuant to the terms of this Agreement starting 1st September 2026. In this regard, she shall follow the instructions that will be given to her by the Company and the CEO of the Parent Company.
The Parties acknowledge and agree that the Executive’s scope of work may evolve from time to time to meet the needs of the Group. In this context, the Executive agrees that her scope of responsibilities may be broadened to include, among other things, Transformation activities, oversight of support functions, and any other responsibilities commensurate with her executive position and seniority.
The Executive will hold the position of non-executive Director and will be covered by the applicable insurance policy (the “D&O policy”).
The Executive has declared that she is not bound by any non-compete or other restrictive covenant obligation that would prevent her from accepting the Functions.
For information purposes, it is specified that these functions correspond to coefficient 880 of the national collective bargaining agreement for the chemical and related industries (hereinafter the ‘Collective Bargaining Agreement’) currently applicable to the Company.
COTY SAS AU CAPITAL DE 45 772 817,59€ SIRET 394 710 552 00057 APE 7219Z TVA FR 943 947 10552
SIEGE SOCIAL : 14, RUE DU QUATRE SEPTEMBRE 75002 PARIS - FRANCE

The reference to the Collective Bargaining Agreement in the Agreement does not result in the benefits provided for therein being part of the Agreement.
Article 2 – Definitions
For the purpose of the Agreement:
•“Group” shall include the Parent Company and its subsidiaries, including the Company.
•“Cause” shall mean fraud, embezzlement, criminal conduct, or a material breach of fiduciary duties committed intentionally.
•“Good Reason” shall have the meaning ascribed to it in the Equity Documentation, provided that in the event of a Change in Control or a Significant Corporate Transaction, “Good Reason” shall also mean a resignation resulting from (i) a breach by the Company of its legal or contractual obligations towards the Executive and/or (ii) a persistent disagreement between the Executive and the Company regarding the Company’s strategy.
•“Confidential Information” includes, without limitation, business plans, strategies, inventions, trade secrets, client lists, financial information, and other proprietary data related to the Company or Group.
Article 3 – Duration of the Agreement
The Agreement is entered into for an indefinite term. It does not contain any trial period.
The Parties may terminate this Agreement at any time, with a 6-month prior notice period in case of dismissal other than for Cause and a 3-month prior notice period in case of resignation.
Article 4 – Working time and paid holiday
In accordance with the provisions of Article L.3111-2 of the French Labor Code, and given the importance of her responsibilities, which require a high degree of independence in the organization of her working time, autonomy of judgement, initiative and decision-making, as well as her level of remuneration, which is among the highest within the Company, the Executive will have the status of Senior Executive.
The Executive therefore acknowledges that she is not subject to any legal or contractual provisions relating to working time, daily and weekly rest, public holiday and the solidarity day.
In accordance with the collective company agreement on working hours and working time arrangements of 24 June 2015, the Executive belongs more specifically to ‘conventional category A, senior executives. Consequently, the fixed basic remuneration as stipulated below will be a lump sum and independent of the time spent performing the Functions.
The Executive will be entitled to paid holiday in accordance with the legal and contractual provisions in force within the Company.
Given her status as a Senior Executive, and the autonomy and independence in organizing her working time that this status implies, she will be deemed to have taken all of her paid holiday at the end of each year. As such, no carry-over of leave from one year to the next will be permitted.
Article 5 – Place of Performance of the Functions
The Executive’s principal place of performance of the Functions is set in France.
However, the Executive’s principal place of performance of the Functions may be relocated to any location in Switzerland, the UK or New York deemed necessary for the proper functioning of the Group, which the Executive expressly accepts. Any relocation will require a minimum of six (6) months' prior written notice and the Company will bear all reasonable relocation, immigration, tax assistance and related costs associated with such move.

Given the nature of her Functions, the Executive shall undertake frequent business trips abroad. All expenses reasonably and properly incurred in connection with such trips and necessary for the performance of her duties shall be reimbursed in accordance with the Group’s applicable expense policy in force at the relevant time, provided that such expenses are supported by proper documentation and comply with the policy.
The Executive acknowledges that reimbursement shall be made solely under the rules of the Group’s policy and that the Company shall not be liable for any expenses not pre-approved or falling outside the scope of this policy.
Article 6– Compensation
The Executive shall be entitled to the following components of compensation:
•a fixed annual salary,
•a variable bonus,
•equity awards, and
•a one-time sign-on bonus.
These components include an impatriation allowance, the details of which are set out below.
1)    Fixed Annual Remuneration
In consideration for the Executive’s performance of the Functions, she shall receive a fixed annual gross remuneration of €1,165,000, payable in twelve (12) equal monthly installments, including an impatriation allowance of as provided by article 155B of the general tax Code, representing 50.32%, broken down as follows:
•Fixed remuneration: €775,000 gross/year
•Impatriation allowance of 50.32%: €390,000 gross /year.
2)   Variable Remuneration
In addition to the fixed remuneration described above, the Executive shall be eligible, in her capacity as CFO, to participate in the Parent Company’s Bonus Plan, starting FY27 (i.e., 1st July 2026 – 30 June 2027).
Under this Plan, the Executive’s target gross annual bonus, beginning in fiscal year 2026-2027 and for each fiscal year thereafter, shall be equal to 150% of her gross fixed annual remuneration (the “Target Bonus”).
The minimum bonus amount for the fiscal year 2026-2027 will be 150% of her gross fixed annual remuneration (the “FY27 Minimum Guaranteed Bonus”), provided that the Executive has not provided notice to the Company or been dismissed for Cause as of 31 August 2027.
Under this Plan, the Executive’s maximum gross annual bonus, beginning in fiscal year 2026-2027 and for each fiscal year thereafter, is 300% (i.e., 2 times the Target Bonus) (the “Maximum Bonus”), but for the fiscal year 2026-2027 any amount above the FY Minimum Guaranteed Bonus will only be paid after a deduction of the amount of the Sign-On Bonus referred to below.
The Parent Company may, at any time and in its sole discretion, amend or modify the terms of the Bonus Plan. The Executive shall acquire no vested rights under the Bonus Plan and shall have no entitlement to any bonus payment, whether with respect to the principle, calculation methodology, or amounts ultimately paid under the Bonus Plan. Notwithstanding the foregoing, the Target Bonus and the Maximum Bonus will not be modified by the Board without the consent of the Executive.
The objectives, whether qualitative and/or quantitative, and the method of calculating the variable compensation shall be unilaterally determined by the Parent Company.
Payment of the variable bonus is conditional upon the Executive being in office on the last day of the relevant fiscal year and not having provided notice to the Company and there will be no pro rated payment.
The amount that would be paid to her, pursuant to the provisions of the Plan and in the event that it is triggered, shall include an impatriation allowance representing 50.32%.

3)   Equity Awards
The Executive shall be eligible to participate in the Parent Company Equity and Long-Term Incentive Plan (as amended from time to time, the “Equity Plan”), in the amounts and in the forms set forth below, in accordance with the terms and conditions of the Equity Plan and the agreement(s) or other instrument(s) or document(s) evidencing the applicable award(s) (collectively, the “Equity Documentation”).
The Parent Company will grant Executive Equity Awards in the form of restricted stock units (the “RSUs”) and stock options (the “Options”) as follows:
•Sign-On RSUs Grant: Time-based RSU award to be granted at the next open trading window following the Executive’s commencement date, with a value as of the date of grant of $2,500,000 (as determined under the Equity Plan), vesting on the third anniversary of the grant date (the “Sign-On RSUs”).
•Sign-On Option Grant: 1,500,000 Options with an exercise price equal to the fair market value on the Grant Date (as determined under the Equity Plan) (the “Sign-On Options”). Options will be subject to the following vesting conditions (1) continued employment through September 1, 2029, and (2) the achievement of certain performance criteria (tested on December 31, 2028), as follows:
•100% vesting upon achievement of $9.00 per share;
•50% vesting upon achievement of $5.56 per share;
•Vesting between the exercise price and $5.56 per share, and between $5.56 and $9.00 per share, is, in each case, determined by the applicable linear interpolation.
•No vesting if the stock price is below the exercise price per share.
•The thresholds set forth above may be adjusted as necessary on the Grant Date to reflect the actual Parent Company stock price on the Grant Date and are used for illustrative purposes only in the Agreement.
•Annual Long-Term Incentive: Total value of $2,500,000. First award (related to the fiscal year 2026-2027) to be granted during H2 2026 (on or around October 2026). The split will be $1,250,000 in RSUs, vesting 1/3 per year over 3 years, and $1,250,000 in RSUs, vesting on the third anniversary of the grant date. The form(s) of equity, the split of forms of equity, and the vesting schedules for future years will be determined by the RNC.
The Equity Awards will be subject to the terms of the Equity Documentation which will be substantially similar to the draft award agreements attached to the Agreement as Exhibit A.
This article is not intended to constitute a complete statement of the terms and conditions applicable to the Equity Awards, nor is this appendix intended to constitute a complete statement of the terms and conditions of the Equity Plan, or any other relevant Equity Plan documents, and this appendix is subject to the terms of such definitive documentation. To the extent there is any inconsistency between this appendix and such definitive documentation, such definitive documentation shall control.
In case of dismissal other than for Cause (unrelated to a Change in Control and/or a Significant Corporate Transaction as defined in the Equity Documentation), (i) the unvested Sign-on RSUs will vest on a pro-rated basis, it being specified that the notice period will be considered for vesting purpose and (ii) the Sign-on Options will vest based on the achievement of the performance conditions.
In case of dismissal other than for Cause or in case of a resignation for Good Reason, in each case on or within one year following a Significant Corporate Transaction and/or a Change in Control as defined in the Equity Documentation, (i) the unvested Sign-on RSUs will fully vest and (ii) a number of the Sign-on Options based on the achievement of the performance conditions will fully vest.
For any equity other than the Sign-On RSUs and Sign-On Options the terms of the Equity Documentation shall control the treatment upon termination of the Agreement for any reason whatsoever.

4)  Signing / Onboarding Bonus in France
The Executive shall receive a signing/onboarding bonus in the gross amount of €860,000 (the “Sign-On Bonus”), payable on the Company’s first regularly scheduled payroll date in September 2027, provided that the Executive has not provided notice to the Company or been dismissed for Cause as of 31 August 2027.
This Sign-On Bonus will be eligible for the impatriate tax regime, unless otherwise stipulated by the authorities.
Article 7 – Relocation Support Services
The Executive shall be entitled to receive relocation support services under the “Coty International Transfer Policy” (the “ITP”), including, without limitation, assistance with the search of a new house and tax support during the term of the Agreement, to be provided by E&Y or any other service provider designated by the Parent Company.
The Executive will be entitled to Company-sponsored tax return preparation and filing assistance in France, Switzerland, and any other jurisdiction in which tax obligations arise as a result of her employment with Coty or compensation paid by Coty.
This entitlement shall also extend to any post-employment tax obligations attributable to Coty compensation, including, but not limited to, equity awards, deferred compensation, or other remuneration that vests, is paid, or becomes taxable after the termination of employment.
The purpose of this assistance is to ensure the accurate and compliant reporting of Coty-related employment income and benefits in all relevant jurisdictions.
In addition, the Company will cover advisory support costs for the Executive of up to €10,000 (Excluding VAT) per year for reasonable ad hoc tax advice and related services requested by her in connection with her professional and personal tax affairs in connection with her international move.
Article 8 – Car
The Executive shall receive a fixed car allowance of €15,000 gross per year, i.e., €1,250 per month, which shall be payable in monthly installments in accordance with the Company’s normal payroll procedures. Alternatively, at her request and instead of a car allowance, the Executive will benefit from a company car in accordance with the Company Car Policy.
Article 9 – Tuition fees
In accordance with the eligibility criteria set out in the International Mobility Policy of the Group, the Company will cover tuition fees of up to €30,000 per child per year for the first three full school years of the Executive’s assignment in France.
Article 10 – Social Security unemployment and pension
The Executive shall be registered with the French social security regime and the general unemployment regime.
During her period of Swiss tax residency, the Executive undertakes not to perform more than 20% of her working time within Swiss territory.
If necessary, the Company will apply to the French URSSAF for an A1 certificate confirming that the Executive remains subject to the French social security system.
Pursuant to Article 767-2 of the French Social Security Code, and subject to the approval of the URSSAF authorities, the Parties have agreed to opt for an exemption from affiliation to the French old-age pension insurance scheme and the mandatory supplementary pension schemes. This exemption shall be valid for an initial period of 3 years and may be renewed once for an additional 3 years, for a maximum total period of 6 years.
The Executive undertakes to contribute a minimum amount of €20,000 per year (to be prorated for partial years) to an eligible French individual or collective retirement savings plan.
For the duration of the exemption, the Company shall pay the Executive a gross monthly allowance of €3,500. This allowance shall qualify for the French "impatriate" tax regime.
As part of her assignment in France, the Executive will be eligible to participate in the Group’s International Medical Plan. This coverage will remain in place until the Executive’s family has permanently relocated to France and becomes eligible for the local French healthcare and benefits programs. Upon enrollment in the applicable local plans, participation in the International Medical Plan will cease.
Article 11 – Exclusivity
During the performance of her duties, the Executive shall devote her full time and attention to the Group and shall not engage in any other professional activity, whether for herself or a third party, without the prior written consent of the Board. The Executive shall not accept any corporate mandate without the prior approval of the Board.
Article 12 – Personal Data
The Executive consents to the collection, storage, and processing of personal data in connection with her role, including payroll administration. The Executive acknowledges that the Company may be required to disclose certain personal information as part of its duties as an employer, and this shall not affect the Executive’s rights under French data protection law (Law No. 78-17 of 6 January 1978).
Article 13 – Confidentiality
The Executive shall maintain, at all times while the Agreement is in effect and at all times after its termination for any reason whatsoever, strict confidentiality regarding all Confidential Information obtained during the Agreement.
Confidential Information does not include information that is or becomes publicly available through no fault of the Executive. Disclosure required by law or judicial authority is permitted, provided the Executive notifies the Company and obtains prior written consent where possible.
Article 14 – Non-Solicitation
The Executive shall not, at all times, while the Agreement is in effect and for the 18-month period immediately following the termination date of the Agreement (defined as her last day of active work), either on the Executive’s own behalf or on behalf of any third party, whether an individual or a legal entity, directly or indirectly:
•offer employment to any person who, on the last day of the Executive’s duties, was an employee, consultant, or corporate officer of the Company or the Group, or
•attempt, by any means whatsoever, directly or indirectly, to persuade or induce such person to accept other employment or to leave the Company or the Group.
Article 15 - Severance Pay
In the event of dismissal other than for Cause, you will receive severance, including severance provided for by the Collective Bargaining Agreement, equal to your last 18 monthly basic salaries, excluding any bonus whatsoever.

Any payment of the non-compete indemnity pursuant to Article 16 below will reduce the amount of the severance pay by the same amount.
Article 16 – Non-Competition
Given the nature of her role, the Executive shall not, while employed by the Group and for a period of 12 months from the termination date of the Agreement (defined as her last day of effective work) engage in any business activity directly competing with the Group in Europe (including but not limited to UK, Switzerland and Monaco) or the United States. This obligation is proportionate to the legitimate interests of the Group.
For the purposes of this clause, a competing activity shall include:
•Directly or indirectly holding or acquiring an interest in a company engaged in a business that competes with the Company or any Group company;
•Entering into the service of, whether as an employee, corporate officer, or consultant, a company that directly or indirectly competes with the activities, services, or products of the Company or any Group company;
•Directly or indirectly creating, taking over, or participating—whether personally or through another party—in a business of the same or similar nature, or collaborating in any such activity, including as an employee, corporate officer, or consultant, and more generally in any activity related to the Company’s sector;
•Directly or indirectly soliciting or approaching any client, business partner of the Company or any Group company, or any individual or entity having business relations with the Company (supplier or otherwise) or the Group, with whom the Executive had contact during the 12 months preceding the last day of her functions, for purposes other than the development of the Company, including, in particular, to encourage them to cease their commercial relations with the Company or any Group company.
In return for this non-competition obligation, the Executive shall receive, for a period of 12 months, a gross monthly allowance equal to two-thirds of her average gross monthly remuneration, calculated on the basis of the fixed gross basic remuneration, excluding any bonus whatsoever, as defined in the Agreement and received during the 12 months preceding the notification of termination.
In the event of a breach of this clause, the Executive shall pay the Company a sum agreed by mutual agreement at 12 times two-thirds of her average gross monthly remuneration, calculated on the basis of her fixed gross basic remuneration, as defined in the Agreement and received during the 12 months preceding the notification of termination. The Company shall then be released from its obligation to pay the financial compensation.
The payment of this compensation by the Executive shall not deprive the Company of its right to sue the Executive for compensation for the damage actually suffered and to seek an order, subject to a penalty payment, for the cessation of the competitive activity and the reimbursement of the sums paid by the Company to the Executive pursuant to this non-competition clause.
In accordance with the provisions of the Collective Bargaining Agreement, the Company may unilaterally remove the non-competition clause during the term of the Agreement, it being specified that, in accordance with the terms of the Collective Bargaining Agreement, this removal shall only take effect if the Executive is not dismissed within one year of notification of said removal.
In accordance with the provisions of the Collective Bargaining Agreement, if the Company terminates the Agreement for any reason whatsoever, it may, with the agreement of the Executive, release them in writing from her non-competition obligation at the time of notification of the termination. In this case, the monthly compensation previously provided for shall be paid to the Executive for a period of three months from the effective date of termination of the Executive’s duties within the Company.

In accordance with the provisions of the Collective Bargaining Agreement, if the Executive terminates the Agreement, she must explicitly remind the Company in writing of the existence of this non-competition clause. The Company shall then have a period of three weeks to release itself from the non-competition indemnity previously provided for by releasing the Executive in writing from her non-competition obligation. In this case, the previously stipulated monthly compensation shall be paid to the Executive for a period of three months from the effective date of termination of her duties within the Company.
In the event of a termination of the Agreement by mutual consent, the Executive and the Company may agree to waive the non-competition obligation by expressly stating so in the termination form.
Article 17 – Return of Property
In case of termination of the Agreement for any reason whatsoever, the Executive shall, upon the Company’s simple request, return all documents, drawings, notes, memoranda, disks, manuals, reports, specifications, tools, formulas, or any other property that was provided to her in connection with the performance of her duties, as well as any media on which the Executive may have stored or recorded data or information concerning the Company or any Group company.
The Executive acknowledges that the aforementioned documents, information, and property are the exclusive property of the Company and that they have no right of retention over them.
Article 18 – Pension, Welfare, and Health Benefits
The Executive shall be enrolled in the following schemes:
•Complementary Pension Fund: KLESIA – 1/13 rue Denise Buisson, 93554 Montreuil Cedex - (except in case of opt-out See above Article 10)
•Welfare and Health Coverage (unless otherwise agreed): AON – Aon – 28 Allée de Bellevue – CS 70000 16918 Angoulême – Cedex 9.
Article 19 – Liability
The Executive shall perform her duties in compliance with applicable laws and regulations.
Article 20 – Governing Law
This Agreement shall be governed by French law. Any dispute relating to its interpretation or performance shall fall within the jurisdiction of the competent French courts.
In case of a conflict between the French version and the English version, the French version will prevail.
For the Company, COTY SAS
Eloïse Verdé-Delisle, SVP Employment & Labor,
Signature /s/ Eloïse Verdé-Delisle
The Executive
Madame Soraya Zoueihed Benchikh
Signature /s/ Soraya Zoueihed Benchikh

For the Parent Company, COTY Inc.
Kristin Blazewicz, Chief Legal Officer,
Signature /s/ Kristin Blazewic